EXHIBIT 10.1

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DATED [    27th    ] July 2005

(1) ISIS INNOVATION LIMITED

(2) OXFORD IMMUNOTEC LIMITED

License of Technology

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THIS AGREEMENT dated 27th July 2005 (the “Effective Date”) is made BETWEEN:

(1)	ISIS INNOVATION LIMITED a company registered in England (No. 02199542), whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD, England (“the Licensor”); and

(2)	OXFORD IMMUNOTEC LIMITED a company registered in England (No. 4516079), whose registered office is at 9400 Garsington Road, Oxford Business Park, Oxford OX4 2HN (“the Licensee”).

WHEREAS:

(A)	By a licence dated 18th October 2002, the Licensor licensed certain technology to the Licensee (“the Original Licence”);

(B)	The Original Licence was superceded by an amended licence agreed between the parties on 10th October 2003 (“the Amended Licence”);

(C)	The parties have now agreed to vary the terms of the Amended Licence by replacing the terms of the Amended Licence with the terms of this Licence.

IT IS HEREBY AGREED THAT:

1.	SUBJECT-MATTER

1.1.	This Agreement relates to the following intellectual property and know-how (collectively, “the Licensed Technology”):

1.1.1.	the inventions (the “Inventions”) described in the Core Patent Application and the Non Core Patent Applications set out in Schedule 1 of this Agreement (together “the Patent Applications”);

1.1.2.	any patents that issue in response to the Patent Applications, any corresponding foreign patents and applications which may be granted to the Licensor in the territory based on and deriving priority from the Patent Applications, and any addition, continuation, continuation-in-part, division, reissue, renewal or extension based on those Patent Applications;

1.1.3.	unpatented or unpatentable works and designs ancillary to any of the Inventions, which have been or are created by any of the inventors other than Professor Adrian Hill named in the Patent Applications (“the Inventors”), and which have been communicated to the Licensee by the Inventors, by the Licensor or by the University of Oxford at the date of this agreement;

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1.1.4.	confidential information so communicated to the Licensee, and concerned with or related to any of the Inventions or the practice of any of the Inventions; and any additional Improvements licensed to the Licensee pursuant to Clause 3.7 of this Agreement.

1.1.5.	For the purposes of Clause 6.4 of this Agreement, the “Cross Licensed Technology” shall mean the Patent Applications listed at Schedule 1 to this Agreement and related confidential information. The Cross Licensed Technology does not include Elispot based diagnosis and/or Elispot based monitoring of tuberculosis.

1.2.	For the avoidance of doubt, Professor Adrian Hill is not an Inventor for the purposes of this Agreement.

2.	GRANT

2.1.	Subject to Clause 3.2, the Licensor grants to the Licensee an exclusive licence (“the Licence”) to use the Licensed Technology worldwide to make, have made, use, sell, lease and otherwise commercially exploit any products and services (“the Licensed Products”, an expression which shall be taken to mean and include only products, entirely or partially produced and services entirely or partially provided, by means of or with the use of the Licensed Technology) for all applications and in all fields and markets other than those excluded under Clause 2.2.

2.2.	The Licensee is not licensed under this Agreement to make, have made, sell or otherwise dispose of any product for the measurement, monitoring or assessment of the activity of T-cells in body fluids which is for research use only, if the making, offering for sale, sale or other disposal of that product is covered by the Core Patent Application, or if that product is based on, derived from or developed or manufactured using unpublished knowledge, information or materials licensed to Mabtech AB pursuant to a licence agreement dated 28 May 1998 made between the Licensor and Mabtech AB.

2.3.	The Licence shall extend to all countries in the world apart from those excluded pursuant to Clause 4.2.

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3.	UNDERTAKINGS BY THE LICENSOR

3.1.	The Licensor will not license other undertakings to exploit any of the Licensed Technology other than:

3.1.1.	Mabtech AB under the licence agreement referred to in Clause 2.2 above; or

3.1.2.	other undertakings in respect of countries excluded from the Licence under Clause 4.2.

3.2.	The Licensor itself will not exploit the Licensed Technology. However, the Licensor reserves the right to grant to the University of Oxford licence for the University and every employee, student, agent and appointee of the University to use and (subject to Clause 3.3) to publish the Licensed Technology for academic and research purposes: and this will include the right for the University to use the Licensed Technology as enabling technology in other research projects (including projects which benefit from third-party funding).

3.3.	The Licensor will ask the University to submit material intended for publication based on the Licensed Technology to the Licensee in writing not less than sixty (60) days in advance of the submission for publication. The Licensee may request that submission for publication be delayed if such delay is necessary in order to protect the Licensee’s markets for Licensed Products or in order to secure patent protection for any of the Licensed Technology and in any such case the Licensor will use reasonable endeavours to prevent publication or submission for publication of the material for the period requested. A delay imposed on submission for publication as the result of a request made by the Licensee shall not exceed three (3) months from the date of receipt of the material by the Licensee, although the Licensee may ask for additional delay in the event that property rights would otherwise be lost. Notification of the request for delay in submission for publication must be received by the Licensor within thirty (30) days after the receipt of the material by the Licensee, failing which the Licensor shall be free to assume that the Licensee has no objection to the proposed publication. Nothing in this Agreement shall prevent any registered student of the University from submitting for a degree of the University a thesis based on the Licensed Technology, the examination of such a thesis by examiners appointed by the University, or the deposit of such thesis in a library of the University in accordance with the relevant procedures of the University.

3.4.	An “Improvement” for the purpose of Clause 3 shall be taken to be any development of the Inventions that:

3.4.1.	the Licensor is legally able to license; and

3.4.2.	is created by any Inventor on his own or jointly with any one or more other Inventors or jointly with any person who is not an Inventor within two years of the Effective Date of this Agreement; and

3.4.3.	is patentable and for which a patent has been or will be applied for and where that application contains (or will contain) one or more claims that would if commercially practised infringe and/or be covered by a claim being prosecuted in any of the Patent Applications, or by a valid claim of an unexpired patent which issues, or has issued, in response to the Patent Applications.

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3.5.	The Licensor will communicate any Improvements that the Licensor is made aware of to the Licensee when the Licensor has completed its internal due diligence process.

3.6.	The Licensor grants the Licensee the option to negotiate a licence to any Improvement. The Licensee may exercise the option for the period of three months after receiving written confirmation that the Licensor has completed its internal due diligence process and is free to grant a licence (“the Option Period”). Any such licence will:

3.6.1.	be exclusive;

3.6.2.	be on reasonable commercial terms; and

3.6.3.	provide for the Licensee to reimburse the Licensor in respect of any patent costs incurred by the Licensor in respect of the relevant Improvement.

3.7.	If during the Option Period the parties are unable to reach agreement in accordance with clause 3.6 above, the Licensor may license the relevant Improvement to any third party provided it does not do so on terms that are the same or more favourable to the third party than the most favourable terms offered to the Licensee.

3.8.	In the event that, following completion of the Licensor’s due diligence process, the Licensor concludes that it is not the sole owner of an improvement that:

3.8.1.	was created by any Inventor on his own or jointly with any one or more other Inventors or jointly with any person who is not an Inventor within two years of the Effective Date of this Agreement; and

3.8.2.	is patentable and for which a patent has been or will be applied for and where that application contains (or will contain) one or more claims that would, if commercially practised, infringe and/or be covered by a claim being prosecuted in any of the Patent Applications or by a valid claim of an unexpired patent which issues, or has issued, in response to the Patent Applications

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then the Licensee shall, without any party having any obligation to disclose any confidential information, enter into discussions with the Licensor and with any other relevant parties with a view to identifying and securing an appropriate and reasonable route to commercial exploitation of that improvement.

3.9.	The Licensor will take or will assist the Licensee in taking, at the Licensee’s request, infringement proceedings against any person who is infringing any rights protecting the Licensed Technology (“Infringement Proceedings”) and will permit the Licensee to take Infringement Proceedings in its own name and will assist the Licensee in those proceedings, including by being joined as a party to them. The Licensor will not take Infringement Proceedings without the prior written consent of the Licensee unless the Licensor has first obtained a written opinion from a lawyer with substantial experience of infringement proceedings of a similar nature in the territory or territories concerned to the effect that the chances of success are good and that the risk of invalidation in whole or substantial part of the relevant rights is not material. The Licensee will indemnify the Licensor in terms satisfactory to the Licensor against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of the Licensor taking or the Licensor assisting the Licensee in taking any Infringement Proceedings except where those Infringement Proceedings were taken without the prior written consent of the Licensee or related primarily to infringement of the Licensed Technology in a field not licensed to the Licensee under this Agreement. Where the Licensee is indemnifying the Licensor in relation to Infringement Proceedings:

3.9.1.	the Licensee will have control of the Infringement Proceedings, including choosing legal representation;

3.9.2.	the Licensor will not take any material steps in the Infringement Proceedings without the prior written consent of the Licensee;

3.9.3.	the Licensor will not make any admissions, have any communications with any defendant or be involved in any settlement discussions or negotiations without the prior written consent of the Licensee; and

3.9.4.	any damages or other recovery received by the Licensee shall, after deduction of all reasonable costs incurred by the Licensee in taking the infringement proceedings (including any costs incurred in respect of the indemnity referred to above) be treated. as monies received from the use / marketing of Licensed Products under Clause 7.1 and the Licensee shall pay the Licensor [***]% of any such damages or other recovery.

3.10.	Notwithstanding the provisions of Clause 3.9.4 above, in the event that the Licensor and Licensee share the cost of any Infringement Proceedings, the parties shall agree the split of any damages or other recovery received.

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4.	PATENT MANAGEMENT

4.1.	The Licensee will be responsible for filing, prosecuting, maintaining and defending such patent, design, copyright, mask work and other registrations as may be available for the protection of the Licensed Technology provided that the Licensee shall, within 14 days of receipt, provide the Licensor with copies of all correspondence received from patent offices, patent professionals or other advisors in relation to such activities.

4.2.	The Licensee will be solely responsible for all lawyers’ and agents’ fees (including patent agents) and expenses and all filing, prosecution and maintenance fees incurred in relation to such activities. In the event that the Licensor agrees to take any steps at the request of the Licensee, the Licensor will invoice outgoings of this nature as and when they are incurred, and the Licensee will settle each invoice within fourteen days after receipt or any other time period so agreed between the parties. When each of the Patent Applications which has not already done so reaches the national phase, the parties will consult over the countries to be covered. If the Licensor believes a patent may be granted in a country but the Licensee is unwilling to incur the cost of prosecuting the application there, the country in question shall be removed from the scope of this Agreement.

4.3.	In addition to the above, in relation to all patents and patent applications protecting any of the Licensed Technology:

4.3.1.	the Licensee will consult with the Licensor and will take account of any comments of the Licensor in advance of taking all material patenting decisions and will give the Licensor adequate advance notice of its intention to file any patent application, to designate any country in a patent application or to take any material decision in relation to a patent application or granted patent, providing copies of all relevant documents;

4.3.2.	the Licensee will allow representatives from the Licensor and any professional advisors of the Licensor to attend any meetings with the Licensee’s patent professionals and will arrange additional meetings with the Licensor’s patent professionals as and when requested by the Licensor;

4.3.3.	the Licensor will provide the Licensee with adequate notice of any formal hearings or other proceedings which the Licensee is entitled to attend;

4.3.4.	without limiting the foregoing, the Licensor and the Licensee will have the right to review the text of all patent specifications and claims filed at any stage of a patent application or any opposition, re-examination or other similar procedure relating to a granted patent;

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4.3.5.	the Licensor may obtain an opinion from third party patent professionals in relation to any matter of patent strategy or the contents of an filing with any patent authority and the Licensee will give due consideration to such opinion, and will if requested by the Licensor allow the Licensor and its patent professionals to have direct discussion with the Licensee’s patent professionals;

4.3.6.	if either the Licensor or the Licensee disagrees with any patenting decision the matter will in the first instance be referred to the Chief Executive Officers of the parties for resolution. If no agreement between the parties can be reached within a reasonable time, the Licensor will be entitled to take any steps it sees fit in accordance with clause 4.5 below;

4.3.7.	if the Licensor puts forward a case for a change of patent agent the Licensee will give careful consideration to it and in the absence of agreement the Chief Executive Officers of the parties will attempt to agree, but if they cannot agree there will be no such change; and

4.3.8.	the Licensee will have control of any inter-partes proceedings before any patent office or court relating to the prosecution, opposition, re-examination, interference or revocation of, or similar proceeding procedure relating to, any patent; and

4.3.9.	the Licensor will forward on (or procure that its patent agents forward on) copies of all official correspondences from patent offices relating to the Licensed Technology within 14 days of receipt. Such correspondences shall include, for example, renewal notices.

4.4.	For the avoidance of doubt, all external third party costs incurred by the Licensor in complying with Clauses 4.3.1 to 4.3.4 and 4.3.6 to 4.3.9 (inclusive) above shall be borne by the Licensee.

4.5.	The Licensor shall be entitled to veto any action proposed by the Licensee in relation to patent strategy, filing, prosecution, maintenance or defence or the content of any filing with any patent authority, provided that:

4.5.1.	in exercising such a veto, the Licensor shall act reasonably and shall take into account the possible adverse effects of such action on the business of Licensee; and

4.5.2.	the Licensor shall only exercise such veto where the Licensor can reasonably demonstrate to the Licensee that not to do so would damage the legitimate business interests of the Licensor.

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4.6.	In the event that the parties are unable to agree on a course of action following the exercise of the Licensor’s veto, the Licensor shall be entitled to take any further additional steps that it deems necessary at its own expense in relation to the filing, prosecution, maintenance or defence or the content of any filing with any patent authority provided that:

4.6.1.	in the reasonable opinion of Licensor, not to take such steps would damage the Licensor’s existing contractual obligations; or

4.6.2.	in the reasonable opinion of Licensor, not to take such steps would damage the Licensor’s own business interests in relation to existing licence agreements.

5.	UNDERTAKINGS BY THE LICENSEE

5.1.	Subject to Clause 5.3 below, the Licensee will use its best endeavours not to divulge to third parties such of the know-how communicated by the Licensor pursuant to this Agreement as is not disclosed by any patents and published patent applications included in the Licensed Technology (“the Confidential Technology”).

5.2.	The Licensee will not exploit the Licensed Technology after the expiration or termination of this Agreement, insofar as the Licensed Technology is still patented or secret: provided that this sub-clause shall not prevent the Licensee from working an expired patent which can be worked by all other manufacturers.

5.3.

The Licensee will communicate to the Licensor in writing all improvements which the Licensee makes to any of the Licensed Technology and all new applications of any of the Licensed Technology which the Licensee devises prior to the second anniversary of this Agreement, provided that the Licensee will not be obliged to disclose to the Licensor any such improvement or new application while it remains confidential. The Licensee will communicate orally to the Licensor a summary of all such confidential improvements, including specific details of any material improvements to the Licensed Technology, and the Licensor shall keep such improvements confidential. If, following receipt of such improvements, the Licensor believes the improvements are not confidential, the Licensor shall contact the Licensee to request that such improvements are disclosed in writing. In the event that the Licensor and the Licensee disagree as to the confidential nature of such improvements, the Licensor shall keep such improvements confidential for a period of 12 months. The Licensee grants the

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Nuffield Department of Clinical Medicine of the University a perpetual, royalty free licence in respect of all improvements and applications so communicated (save in relation to confidential improvements where no such licence shall be granted) to use and (subject to Clause 3.3) to publish the Licensed Technology for academic and research purposes: and this will include the right for the Nuffield Department of Clinical Medicine of the University to use the Licensed Technology as enabling technology in other research projects (including projects which benefit from third-party funding).

5.4.	In the event of the Confidential Technology becoming publicly known other than by action or omission of the Licensor or University, the Licensee will continue paying royalties under Clause 7, until the end of this Agreement, without prejudice to the payment of any additional damages in the event of the Confidential Technology becoming publicly known as a result of breach of this Agreement.

5.5.	The Licensee will be responsible for the design and construction of the Licensed Products and the Licensor shall have no responsibility or liability in that respect.

5.6.	The Licensee will ensure that the Licensed Products incorporating the Licensed Technology or the Cross Licensed Technology and the packaging associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which such Licensed Products are sold or supplied and in which they are covered by the claims of any patent or patent application, to the intent that the Licensor shall not suffer any loss or any loss of damages in an infringement action.

5.7.	The Licensee shall obtain, and maintain for the duration of the Licence, adequate insurance in respect of the use of the Licensed Technology and the Cross Licensed Technology (including but not limited to product liability insurance).

5.8.	In the event that any sub-licence granted by the Licensee to the Statens Serum Institut under Clause 6.4 is terminated, the Licensee, as far as it is able, will provide the Licensor with:

5.8.1.	complete details of the Licensee’s payment history with the Statens Serum Institut (including but not limited to details of royalty reductions) in order to assist the Licensor in determining the financial terms of any subsequent agreement between the Licensor and the Statens Serum Institut; and

5.8.2.	a summary of the Licensed Technology sub-licensed to SSI and of any sub-sub-licences granted by SSI.

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6.	SUBLICENSING

6.1.	Sub-licensing with the Licensor’s permission

Subject to the conditions set out in this Clause 6 the Licensee, with the Licensor’s prior written consent, may grant sub-licences of the rights protecting the Licensed Technology and may disclose the Confidential Information to potential sub-licensees.

6.2.	Sub-licensing without the Licensor’s permission

The Licensee may grant sub-licences over the Licensed Technology without obtaining the Licensor’s permission, PROVIDED THAT:

6.2.1.	without prejudice to Clause 6.4 below any such sub-licences shall not grant the sub-licensee any rights to sub-sub-licence or to further develop the Licensed Technology; and

6.2.2.	any such sub-licences are restricted to the use of the Licensed Technology for the manufacture of components for, or for the sale of, Licensed Products; and

6.2.3.	the proposed sub-licensee has been trading for at least 2 years and is financially stable; and

6.2.4.	the proposed sub-licensee undertakes not to harm the reputation of the University whether by association or otherwise and the Licensee agrees to be responsible for any reasonable costs incurred by the University in respect of any loss of goodwill or harm to reputation suffered as a result of the actions or omissions of the proposed sub-licensee.

6.3.	Mabtech’s position

6.3.1.	The Licensee represents and warrants that it will not grant any sub-licence to market, offer to sell, sell, use, import any products or perform any services that would infringe Mabtech’s rights under the licence referred to at Clause 2.2.

6.3.2.	The Licensee will ensure by controlling the wording in any sub-licence that the sub-licensee is obliged to take immediate action to abate any actual or alleged infringement of Mabtech’s rights which arises from the sub-licensee’s actions and the sub-licensee shall promptly notify the Licensor and the Licensee of any steps taken under this clause.

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6.4.	SSI’s position

6.4.1.	The Licensee may grant a sub-licence to the Statens Serum Institute (“SSI”) whose offices are at 5, Artillerivej, 2300 Copenhagen S, Denmark on an exclusive or non-exclusive basis and which permits SSI to grant further sub-sub-licences in respect of the Cross Licensed Technology on the following terms:

6.4.1.1.	the sub-sub-licence shall be limited to use of the Cross Licensed Technology in the development, production, marketing and sale of a diagnostic test for use in the field of the in vitro or in vivo diagnosis of Tuberculosis in humans and/or a vaccine against Tuberculosis for use in humans;

6.4.1.2.	the sub-sub-licence may be granted in any territory or worldwide;

6.4.1.3.	the sub-sub-licence may not be granted for non-monetary consideration without the prior written consent of the Licensor;

6.4.1.4.	the sub-sub-licence shall not permit the sub-sub-licensee to grant any further sub-licence;

6.4.1.5.	SSI shall, immediately following the grant of any sub-sub-licence, forward to the Licensee in writing a note of the name and address of the sub-sub-licensee, a description of the technology sub-sub-licensed and its intended applications, the field(s) of the sub-sub-licence and confirmation of the duration of the sub- sub-licence;

6.4.1.6.	by controlling the wording of its contract with SSI, the Licensee will ensure that obligations and conditions matching those recorded in this Agreement, and sufficient to protect the security of the Confidential Technology, the intellectual property rights in the Licensed Technology and the interests of the Licensor (including but not limited to obligations to obtain adequate product liability insurance), are imposed by SSI on every sub-sub-licensee; and, that in no circumstances do the terms of any sub-sub-licence in force from time to time conflict with the terms of this Agreement.

6.5.	Permission to grant the right to sub-sub-license

Subject to Clause 6.4, no sub-licence may include any right to sub-sub-license the whole or any part of the Licensed Technology without the prior written consent of the Licensor, such consent to be at the sole discretion of the Licensor. However, the Licensor will not unreasonably withhold or delay such consent where the sub-sub-licensing rights sought are restricted to the use of the Licensed Technology for the manufacture of components for, or the sale of Licensed Products.

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6.6.	Consideration for sub-licences

Where a sub-licence is granted in accordance with the conditions listed in this Clause 6, the Licensor shall not be entitled to receive any consideration other than as specified under Clause 7. However, where the Licensee seeks the Licensor’s consent to grant a sub-licence carrying rights to sub-sub-license other than under Clause 6.4 above, then the Licensor shall be entitled to negotiate fair and reasonable commercial terms in consideration of the Licensor’s granting consent.

6.7.	Terms of sub-licences

By controlling the wording of its contracts with sub-licensees, the Licensee will ensure that obligations and conditions matching those recorded in this Agreement, and sufficient to protect the security of the Confidential Technology, the intellectual property rights in the Licensed Technology, and the interests of the Licensor, are imposed on every sub-licensee; and that in no circumstances do the terms of any sub-licence in force from time to time conflict with the terms of this Agreement.

6.8.	Notice of sub-licences

Immediately following the grant of each sub-licence, the Licensee will forward to the Licensor in writing a note of the name and address of the sub-licensee, a description of the technology sub-licensed and its intended applications, and confirmation of the duration of the sub-licence.

7.	ROYALTIES

7.1.	For so long as any Licensed Products are used or marketed by the Licensee and its sub-licensees, but subject to the remainder of this Clause 7, the Licensee will pay to the Licensor a royalty equal to [***] per cent ([***]%) of the net selling prices of all such Licensed Products (“the Standard Royalty Rate”) except that in relation to the use and marketing of Licensed Products coming within the following paragraphs the Licensee will instead pay to the Licensor a royalty of [***] per cent ([***]%) of the net selling prices of those Licensed Products (“the Reduced Royalty Rate”):

7.1.1.	Licensed Products used or marketed in the USA the use or marketing of which is not covered by one or more claims being prosecuted in the Core Patent Application (provided such application is pending for not longer than 7 years from the Effective Date of the Original Licence) or any valid claim of any patent which issues in response to the Core Patent Application which has not expired;

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7.1.2.	Licensed Products used or marketed in any territory designated in the European patent application of the Core Patent Application the use or marketing of which is not covered by one or more claims being prosecuted in the Core Patent Application (provided such application is pending for not longer than 7 years from the Effective Date of the Original Licence) or any valid claim of any patent which issues in response to the Core Patent Application which has not expired;

7.1.3.	Licensed Products of which none of the manufacture, use or marketing is covered by one or more claims being prosecuted in a Patent Application (provided such application is pending for not longer than 7 years from the Effective Date of the Original Licence) or any valid claim of a patent which issues in response to the Patent Application which has not expired.

7.2.	In the event that SSI grants a sub-sub-licence pursuant to Clause 6.4 above, the Licensee will pay to the Licensor on the anniversary of the commencement of the sub-sub-licence, in addition to the payments due under Clause 7 of the Licence, from the date of the commencement of the sub-sub-licence and for the duration of that sub-sub-licence, whichever is the greater of:

7.2.1.	an additional payment equal to the value of [***]% of any sums (including royalty payments and other one off payments) actually paid by SSI to the Licensee under the sub-sub-licence; or

7.2.2.	an additional payment equal to [***]% of any reduction which may be agreed between SSI and the Licensee in any payment due to be made by the Licensee to SSI under the sub-licence between the Licensee and SSI. Such additional royalty shall be payable by the Licensee less the allowable deductions listed at 7.7; or

7.2.3.	an additional annual payment of £[***] in relation to each year or part year in respect of which any sums (including royalty payments and other one off payments) .are actually paid by SSI to the Licensee under the sub-sub-licence for the duration of that sub-sub-licence.

7.3.	In the event that the royalties paid to the Licensor under this clause in any of the periods prescribed in the table below do not aggregate to the corresponding minimum sums which are set out in the table, the Licensee will make up the difference between the royalties paid and the minimum sums; and will do so, in respect of each of the periods prescribed in the table, concurrently with the report under Clause 7.6 which immediately follows the end of the period.

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Period	Minimum Royalty

The 12-month period which begins on the second anniversary of the Effective Date of the Original Licence (“Year 3”)	£	[***	]

The next 12 month period (i.e. beginning on the third anniversary of the Effective Date of the Original Licence) (“Year 4”)	£	[***	]

The next 12 month period (i.e. beginning on the fourth anniversary of the Effective Date of the Original Licence) (“Year 5”)	£	[***	]

The next 12 month period (i.e. beginning on the fifth anniversary of the Effective Date of the Original Licence) (“Year 6”)	£	[***	]

The next 12 month period (i.e. beginning on the sixth anniversary of the Effective Date of the Original Licence) (“Year 7”) and all subsequent years during the term of this Agreement	£	[***	]

One half of any excess of minimum royalty payments in Years 3 and 4 over actual royalties due in those years will be credited to the Licensee against liability for actual royalties (in excess of minimum royalties) due in subsequent years.

7.4.	In the event of the Licensed Technology being assigned by the Licensor to or at the request of the Licensee, the minimum royalty payments listed at clause 7.3 above will double.

7.5.	If the Licensee is obliged to pay royalties to third parties (other than the Licensee’s parent, subsidiary, associated or affiliated companies), for the right to make, use or sell a Licensed Product, where the total royalty (“the Total Royalty” or “TR”) to be paid by the Licensee exceeds a given proportion of the net selling price (“the Threshold Value” or “TV”), then the Licensee shall be entitled to deduct from the royalty payment due to the Licensor calculated using the Standard Royalty Rate a proportion of the royalty payment due to the Licensor (“the Royalty Stacking Provision” or “RSP”) according to the following formula:

7.5.1.	RSP = [***]%

7.5.2.	The Threshold Value for Licensed Products sold for use in the diagnosis or monitoring of Tuberculosis disease shall be [***]%

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.5.3.	The Threshold Value for Licensed Products sold for any other use than that described in Clause 7.5.2 shall be [***]%

7.5.4.	For the avoidance of doubt an example is given below:

Where the Total Royalty for the right to make, sell or use a Licensed Product in the diagnosis or monitoring of a disease other than Tuberculosis is [***]% then the Royalty Stacking Provision is calculated as follows:

RSP = [***]%

Therefore RSP = [***]%

Therefore RSP = [***]%

Therefore the royalty rate payable on these Licensed Products by the Licensee to the Licensor may be calculated by deducting from the amount payable using the Standard Royalty Rate that corresponding to the Royalty Stacking Provision, i.e. royalty rate payable = Standard Royalty Rate -RSP,

i.e. in this example the royalty rate payable = [***]% of the net selling prices of the Licensed Products.

7.6.	Notwithstanding any other clause in this Agreement, under no circumstances shall the royalty rate payable by the Licensee to the Licensor for the use or marketing of Licensed Products be less than [***] percent ([***]%).

7.7.	The Licensee shall provide the Licensor with a royalty report within sixty (60) days after the close of each calendar year for each Licensed Product marketed, and for each Licensed Product brought into use by or within the groups of the Licensee and sub-licensees. Each report shall state the net selling prices and provide a calculation of the royalties due, and shall be accompanied by payment to the Licensor of the royalties due.

7.8.	In the case of a Licensed Product which is marketed, the term “net selling price” shall mean the gross selling price of the Licensed Product in the form in which it is sold, leased or licensed to a customer (as recorded in the standard customer pricing records of the Licensee or the Licensee’s sub-licensee if and to the extent that such records are applicable to the Licensed Product in question), after deducting:

7.8.1.	trade, quantity or cash discounts on normal commercial arms length terms;

7.8.2.	packaging for transport, carriage and insurance; warehousing and storage;

7.8.3.	sales, excise or other taxes (excluding income taxes) imposed upon and with specific reference to particular sales, and actually paid by the Licensee or the Licensee’s sub-licensee;

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

7.8.4.	amounts allowed or credited on rejections or returns (not exceeding the original billing) or retroactive price reductions;

7.8.5.	credit losses.

It is understood that a Licensed Product may be sold or otherwise disposed of in a combination package containing other products or materials. In such a case “net selling price” for the purpose of determining royalty payments on the combination package, shall be calculated by multiplying the net selling price of that combination package by the fraction A/(A+B); where A is the gross selling price, during the royalty-paying period in question, of the Licensed Product sold separately and B is the aggregate of the gross selling prices, during the royalty-paying period in question, of the other products or materials sold separately. In the event that no separate sales are made of the Licensed Product or any of the other products or materials in such combination package during the royalty-paying period in question, “net selling price”, for the purpose of determining royalty payments, shall be calculated by multiplying the “net sales price” of the combination package by the fraction C/(C+D); where C is the standard fully-absorbed cost to the Licensee of the Licensed Product, and D is the aggregate of the standard, fully-absorbed costs to the Licensee of the other products or materials, such costs being determined by using the Licensee’s standard accounting procedures, which shall be in accordance with generally accepted practice.

7.9.	In marketing the Licensed Products, the Licensee will not accept or solicit any non-monetary consideration without the prior written consent of the Licensor. The use by the Licensee of a commercially reasonable quantity of Licensed Products for promotional sampling shall not violate this prohibition.

7.10.	For the purpose of calculating royalties under this clause, a Licensed Product shall be regarded as sold, leased or licensed by the Licensee or a sub-licensee when invoiced, or if not invoiced, when shipped or delivered by the Licensee or sub-licensee. If a Licensed Product is marketed by the Licensee or a sub-licensee to an Affiliate of the Licensee or sub-licensee or to another person otherwise than on arm’s length terms, and is then remarketed by that Affiliate or other person, the royalty on each such Licensed Product so re-marketed shall be calculated on the highest of the prices at which it is marketed and re-marketed; provided, however, that in no event shall royalty be paid more than once on each Licensed Product.

7.11.

All payments provided for under this Clause 7 shall be made to the Licensor in pounds sterling without any deductions apart from any tax which is required to be withheld under applicable local law. In this case of sales income received by the Licensee or any sub-licensee in a currency other than pounds sterling the royalty shall be calculated in the other currency and then converted to pounds sterling at

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

the buying rate of the other currency quoted by Barclays Bank plc in London at the close of business on the last business day of the calendar year to which the payment relates. Where the Licensee is required to withhold tax under applicable local law, the Licensee shall deduct such tax, pay it to the relevant taxing authority, and supply the Licensor with a Certificate of Tax Deduction at the time of payment to the Licensor. The parties shall co-operate under any applicable Double Taxation Treaty so that, if possible, payments are made gross or, if payment gross is not possible, the Licensor obtains appropriate relief under the Treaty.

7.12.	Where the Licensee is obliged to make a payment to the Licensor under this Agreement which attracts value-added, sales, use, excise or other similar taxes or duties, the Licensee shall be responsible for paying such taxes and duties.

7.13.	In the event that full payment of any amount due from the Licensee to the Licensor under this Agreement is not made by any of the dates stipulated, the Licensee shall be liable to pay interest on the amount unpaid at the rate of [***] per cent ([***]%) over the base rate for the time being of Barclays Bank plc, from the date when payment was due until the date of actual payment.

7.14.	The Licensee shall, and shall procure that the Licensee’s sub-licensees and sub-sub-licensees shall (where appropriate), keep complete and accurate accounts of all Licensed Products incorporating the Licensed Technology or, if relevant, the Cross Licensed Technology that are used and marketed; and will permit the Licensor or its agents to audit such accounts solely for the purpose of determining the accuracy of the royalty reports and payments. The Licensee’s obligation and that of the Licensee’s sub-licensees and sub-sub-licensees concerning audit of their accounts shall terminate as to any report six (6) years after the date of that report.

8.	DURATION AND TERMINATION

8.1.	This Agreement shall take effect on the Effective Date and (subject to the remaining sub-clauses of this clause) shall continue in force until the expiration of the period of ten (10) years from the date on which a Licensed Product incorporating the Licensed Technology or the Cross Licensed Technology is first put on the market by the Licensee or one of its sub-licensees or its sub-sub-licensees.

8.2.

Insofar as the rights and obligations in this Agreement concern territories in which the commercial practice of the Licensed Technology or Cross Licensed Technology is covered by a claim being prosecuted in one or more of the Patent Applications, or by a valid claim of an unexpired patent which issues in response to the Patent Applications, those rights and obligations shall extend for those

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

territories beyond the period defined in Clause 8.1 if and for so long as the commercial practice of the Licensed Technology or Cross Licensed Technology is so covered in those territories.

8.3.	If either party commits a material breach of this Agreement, and the breach is not remedied (where remediable) within the period allowed by notice given by the other party in writing calling on the party in breach to effect such remedy (such period being not less than sixty (60) days), the other party may by further written notice terminate this Agreement immediately provided that any notice by the Licensor alleging a material breach by the Licensee must specify the alleged breach and must identify reasonable steps required to remedy the breach.

8.4.	The Licensee will use all reasonable endeavours to protect, develop and exploit the Licensed Technology, in order to maximise the financial return for both parties. Within sixty (60) days after the end of each calendar year, the Licensee shall provide the Licensor with a report detailing the material progress made and material steps taken during the calendar year in:

8.4.1.	applying for and defending any patent, design, trade mark, and other registrations which may be available for the protection of the Licensed Technology (save to the extent that these actions are taken by the Licensor pursuant to an agreement under Clause 3.5);

8.4.2.	taking legal action against any misappropriation or infringement of the Licensed Technology of which the Licensee becomes or is made aware (save to the extent that these actions are taken by the Licensor pursuant to an agreement under Clause 3.5);

8.4.3.	developing the Licensed Technology in order to facilitate its commercial exploitation; and

8.4.4.	promoting and marketing Licensed Products.

Any failure by the Licensee to provide the Licensor with such a report during the sixty (60) day period shall be regarded as a material breach of the provisions of this Agreement for the purposes of Clause 8.3. Furthermore, if the Licensor, on reasonable and demonstrable grounds, concludes from any such report that the progress made and steps taken by the Licensee as set out in such report, are insufficient or inadequate, the Licensor may so notify the Licensee in writing, identifying in detail those areas of the Licensee’s performance which it believes are insufficient or inadequate. If after a period of seventy five (75) days following receipt of that notification the Licensee has not taken steps which have remedied or are reasonably likely, in the Licensor’s reasonable opinion, to remedy the insufficiency or inadequacy identified by the Licensor, the Licensor may within a further period of 30 days terminate this Agreement by serving at least 30 days notice of termination on the Licensee.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.5.	The Licensee may terminate this Agreement by six (6) months’ written notice at any time; whereupon the Licensee shall bring all sub-licences to an end on the same date. Any such termination shall not absolve the Licensee of its obligation to accrue and pay royalties in respect of sales of Licensed Products made prior to termination under the provisions of Clause 8 of this Agreement.

8.6.	The Licensor shall have the right to terminate this Agreement by serving written notice on the Licensee in the event that:

8.6.1.	the Licensee has a petition presented for its winding-up, or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has a receiver or administrative receiver appointed of all or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts; or

8.6.2.	the Licensee contests the secret or substantial nature of the Confidential Technology, or challenges the validity of any patent contained within the Licensed Technology, or raises the claim that such a patent is not necessary.

8.7.	Such notice may terminate this Agreement either immediately or at the end of such period as the Licensor shall select. The Licensor may not serve a notice of termination under Clause 8.6.1 unless it has first given to any receiver, administrator or liquidator appointed in relation to the Licensee a period of at least 3 months to seek to dispose of the Licensee’s business to which this Agreement relates, or the benefit of this Agreement, to a purchaser satisfactory to the Licensor. In the event that such receiver, administrator or liquidator fails to identify a purchaser satisfactory to the Licensor within that period or indicates that, such a disposal will not be possible the Licensor may serve a notice of termination under Clause 8.6.1.

8.8.	The Licensor shall have the right by serving written notice on the Licensee to require the Licensee to prove that the Licensed Technology is not being used for the production of products or the provision of services other than those licensed.

8.9.	Clauses 5.1 (best endeavours not to communicate Confidential Technology), 5.2 (prohibition on exploitation after termination), 5.3 (licence of improvements), 8.9 (survival), 9 (liability), 10 (force majeure), 12.7 (governing law) and 12.9 (third party rights) shall survive the termination or expiration of this Agreement, for whatever reason.

8.10.	The Licensee shall ensure that all sub-licences and sub-sub-licences come to an end on the same date as the termination or expiry of the Licence.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9.	LIABILITY

9.1.	The Licensee agrees to indemnify the Licensor and hold the Licensor harmless from and against any and all claims, damages and liabilities asserted by third parties (including claims for negligence) which arise directly or indirectly from the use of the Licensed Technology by the Licensee and its sub-licensees or the sale of Licensed Products by the Licensee and its sub-licensees provided that the Licensor shall:

9.1.1.	promptly notify the Licensee of such claim;

9.1.2.	give the Licensee the sole right to defend or settle such claim unless a conflict of interest would otherwise arise;

9.1.3.	make no admission of liability in relation to such claim;

9.1.4.	use reasonable endeavours to mitigate its damages and liabilities; and

9.1.5.	provide reasonable assistance to the Licensee in defending any such claim.

9.2.	The Licensor makes no representation or warranty that advice given to the Licensee pursuant to this Agreement by any employee, student, agent or appointee of the Licensor or of the University of Oxford, or the use of any works, designs or information which they, the Licensor or the University provide in connection with this Agreement, will not result in infringement of third-party rights.

9.3.	The Licensee undertakes to make no claim against any employee, student, agent or appointee of the Licensor or of the University of Oxford, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this Agreement or its subject-matter.

9.4.	The liability of either party for any breach of this Agreement, or arising in any other way out of the subject-matter of this Agreement, will not extend to any incidental or consequential damages or losses or to any loss of profits.

9.5.	In any event, the maximum liability of the Licensor to the Licensee under or otherwise in connection with this Agreement or its subject-matter shall not exceed the return of the license fee and all royalties (including minimum royalties) paid by the Licensee under this Agreement, together with interest on the balance of such moneys from time to time outstanding, accruing from day to day at the Barclays Bank plc base rate from time to time in force and compounded annually, as at 31 December.

9.6.	If any sub-clause of this Clause 9 is held to be invalid or unenforceable ,Under any applicable statute or rule of law, then it shall be deemed to be omitted, and if as a result any party becomes liable for loss or damage which would otherwise, have been excluded, then such liability shall be subject to the remaining sub-clauses of this Clause 9.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

10.	FORCE MAJEURE

If the performance by either party of any of its obligations under this Agreement (other than an obligation to make payment) shall be prevented by circumstances beyond its reasonable control, then such party shall be excused from performance of that obligation for the duration of the relevant event.

11.	NOTICES

11.1.	The Licensor’s representative for the purpose of receiving payments and notices shall until further notice be: The Managing Director, Isis Innovation Limited, Ewert House, Ewert Place, Summertown, Oxford OX2 7SG, England.

11.2.	The Licensee’s representative for the purpose of receiving notices shall until further notice be: The Chief Executive Officer, Oxford Immunotec Limited, 9400 Garsington Road, Oxford Business Park, Oxford OX4 2HN, England.

12.	GENERAL

12.1.	Clause headings are inserted in this Agreement for convenience only, and they shall not be taken into account in the interpretation of this Agreement.

12.2.	Nothing in this Agreement shall create, imply or evidence any partnership or joint venture between the Licensor and the Licensee or the relationship between them of principal and agent.

12.3.	This Agreement constitutes the entire agreement between the parties with regard to the Licence. In particular, this Agreement supercedes and replaces the Amended Licence which the parties agree shall terminate on the date of this Agreement.

12.4.	This Agreement does not impose or imply any obligation on the Licensor or the University of Oxford to conduct development work: any arrangements for such work shall be the subject of a separate agreement between the University and the Licensee.

12.5.	Any variation of this Agreement shall be in writing and signed by authorised signatories for both parties.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

12.6.	In the event that there is a conflict between the terms of the Amended Licence and this Agreement, the contents of this Agreement shall take precedence.

12.7.	This Agreement shall be governed by English Law and subject to the exclusive jurisdiction of the English Courts.

12.8.	If any one or more clauses or sub-clauses of this Agreement would result in this Agreement being prohibited pursuant to any competition law, then it or they shall be deemed to be omitted. The parties shall uphold the remainder of this Agreement, and shall negotiate an amendment which, as far as legally feasible, maintains the economic balance between the parties.

12.9.	The parties to this Agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 the University of Oxford and the people referred to in Clause 9.3 will be able to enforce the terms of this Agreement as if the University of Oxford and the people referred to in Clause 9.3 were a party to it.

12.10.	The Licensee may assign the benefit of this Agreement to any Affiliate and, to any person to which it sells the whole or substantially the whole of its business or that part of its business to which this Agreement relates, provided any such assignee undertakes in writing in favour of the Licensor to abide by and assume all of the Licensee’s obligations under this Agreement and provided in both cases that the Licensee obtains the prior written consent of the Licensor, such consent not to be unreasonably withheld or delayed. However, if the proposed assignee is a well-established, well-respected bona fide life, science based commercial organisation seeking to commercially exploit the Licensed Technology and to conclude an arm’s length transaction to acquire the Licensee, the Licensor’s prior written consent shall not be required. Where appropriate the Licensor shall provide the Licensee with a response within 30 days of receipt of the Licensee’s request for such consent. The Licensor may not assign this Agreement without the prior written consent of the Licensee, such consent not to be unreasonably withheld or delayed.

12.11.	In this Agreement an Affiliate of a party means a person which controls, is controlled by or is under common control with that party, and “control” means the direct or indirect beneficial ownership of more than 50% of the shares, stock or other participating interest carrying the right to vote or to distribution of profits.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AS WITNESS the hands of authorised signatories for the parties on the date first mentioned above

SIGNED for and on behalf of
ISIS INNOVATION LIMITED:

Name:	Mr T Hockaday
Position:	Executive Director Isis Innovation Ltd
Signature:	/s/ T Hockaday

SIGNED for and on behalf of
OXFORD IMMUNOTEC LIMITED

Name:	Dr. Peter Wrighton-Smith
Position:	CEO
Signature:	/s/ Peter Wrighton-Smith

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SCHEDULE 1

(The Patent Applications)

Patent Application and/or Patent Title	Patent Application and/or Patent Number	Isis Project Number

Assay Method for Peptide Specific T-cells	PCT/GB97/03222	52

Tuberculosis Diagnostic Test	PCT/GB99/03635	589

Tuberculosis Vaccine	US09/916,201	646

Assay to Determine Efficacy of Treatment for Mycobacterium Infection	PCT/GB02/00055	966

Diagnostic Assay	0215712.1(UK)	1234

Diagnostic Assay	0215710.5 (UK)	1234

“The Core Patent Application” is defined as “Assay Method for Peptide Specific T-cells” (PCT/GB97/03222), Isis Project number 52

The “Non-Core Patent Applications” are the other patents listed above